Item 7
 BlackRock Life Limited
 BlackRock Advisors, LLC
 BlackRock Investment Management (UK) Limited
 BlackRock Asset Management Canada Limited
 BlackRock Fund Advisors*
 BlackRock (Netherlands) B.V.
 BlackRock Investment Management (Australia) Limited
 BlackRock Asset Management Ireland Limited
 BlackRock Institutional Trust Company, National Association
 BlackRock Financial Management, Inc.
 BlackRock Asset Management Schweiz AG
 BlackRock Investment Management, LLC



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.